Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-3 of our report dated February 28, 2011 relating to the financial statements, financial statement schedules, and the effectiveness of internal control over financial reporting, which appear in OneBeacon Insurance Group, Ltd.’s Annual Report on Form 10-K for the year ended December 31, 2010. We also consent to the incorporation by reference in this Registration Statement on Form S-3 of OneBeacon Insurance Group, Ltd. of our report dated March 16, 2011 relating to the financial statements and financial statement schedules, which appear in OneBeacon U.S. Holdings, Inc.’s Annual Report on Form 10-K for the year ended December 31, 2010. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

PricewaterhouseCoopers LLP
New York, New York
June 13, 2011